Exhibit 5.1

                      [LETTERHEAD OF LOWENSTEIN SANDLER PC]

May 24, 2007


NeoStem, Inc.
420 Lexington Avenue
Suite 450
New York, NY 10170

Gentlemen:

You have requested our opinion in connection with the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of 25,000,000 shares of Common Stock, par value $.001 per share ("Common Stock"), of NeoStem, Inc. (the "Company") on Post-Effective Amendment No. 2 to a Registration Statement on Form S-8 (the "Post-Effective Amendment"). The shares of Common Stock to which the Post-Effective Amendment relates are issuable pursuant to the Company's 2003 Equity Participation Plan (the "Plan").

We have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all such corporate records of the Company, communications or certifications of public officials, certificates of officers, directors and representatives of the Company, and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the shares of Common Stock offered by the Company pursuant to the Plan, when registered pursuant to the Act and paid for in full by the participants in accordance with the Plan, will be, when issued, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto.

Very truly yours,

/s/
LOWENSTEIN SANDLER PC